Exhibit 10.25

INTERNATIONAL DISTRIBUTION AGREEMENT BETWEEN

CONOR MEDSYSTEMS, INC.

AND

INTERVENTIONAL TECHNOLOGIES PVT., LTD.

THIS INTERNATIONAL DISTRIBUTION AGREEMENT (the “Agreement”) is made and entered into as of July 1, 2004, by and between CONOR MEDSYSTEMS IRELAND, LTD., an Irish corporation having its offices at 30 Herbert Street, Dublin 2, Ireland (“Conor”), and INTERVENTIONAL TECHNOLOGIES, PVT., LTD., an Indian corporation having its offices in Mumbai, India 201, Steel House, 2nd Floor 24, Mahal Industrial Estate, Mahakali Caves Road, Andheri(E) Mumbai-400 093 (the “Distributor”).

WITNESSETH:

WHEREAS, Conor owns certain proprietary drug eluting stent products and related technology;

WHEREAS, Distributor desires an exclusive right to distribute such products in India, Pakistan, Bangladesh, Sri Lanka, Kenya, and Tanzania;

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, and intending to be legally bound hereby, the parties mutually agree as follows:

1. PRODUCTS AND TERRITORY.

(a) Appointment. Subject to the terms and conditions of this Agreement, Conor hereby appoints Distributor on an exclusive basis as its sole distributor in the Territory (as defined below) for the sale of the products listed in Exhibit A (the “Products”) during the term of this Agreement.

(b) Territory. Conor is appointing Distributor hereunder with respect to the resale of Products to any purchasers whose principal place of business is located in India, Pakistan, Bangladesh, Sri Lanka, Kenya, and Tanzania (the “Territory”).

(c) Activities outside the Territory. Distributor shall refrain from establishing or maintaining any branch, warehouse or distribution facility for the Products outside of the Territory. Distributor shall not engage in any advertising or promotional activities relating to the Products directed primarily to customers outside the Territory. Distributor shall not solicit orders from any prospective purchaser with its principal place of business located outside the Territory.

(d) Requests from outside the Territory. If Distributor receives any order from a prospective purchaser whose principal place of business is located outside the Territory, Distributor shall immediately refer that order to Conor. Distributor shall not accept any such orders. Distributor may not deliver or tender (or cause to be delivered or tendered) any Product outside of the Territory.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

(e) Expansion of Products and Territory. Conor reserves the right, in its sole discretion, at any time upon [*] days’ prior written notice to Distributor, to expand or reduce in any manner the Products which are covered by this Agreement. Conor also reserves the right, in its sole discretion, at any time upon [*] days’ prior written notice to Distributor, to expand or reduce in any manner the Territory, as defined in this Agreement.

(f) Change of Control of Distributor. In the event of a Change of Control of Distributor, Conor shall have the right to appoint an additional distributor for the Territory, and the distributorship granted to Distributor in Section 1(a) shall automatically convert from an exclusive appointment to a co-exclusive appointment. For the purpose of this Section 1(f), “Change of Control of Distributor” shall mean (i) any consolidation or merger of Distributor with or into any other corporation or other entity or person, or any other corporate reorganization, in which the capital stock of Distributor immediately prior to such consolidation, merger or reorganization, represents less than fifty percent (50%) of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (ii) any transaction or series of related transactions to which Distributor is a party in which more than fifty percent (50%) of Distributor’s voting power is transferred to a third party; or (iii) the consummation of a sale of all or substantially all of the assets of Distributor in any transaction or series of related transactions, other than a sale of all or substantially all of the assets of Distributor to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of Distributor in substantially the same proportions as their ownership of Distributor immediately prior to such sale.

2. PRICES AND PAYMENT.

(a) Ordering. Distributor shall order Products from Conor by submitting a written purchase order identifying the Products ordered, requested delivery date(s) and any export/import information required to enable Conor to fill the order. All orders for Products are subject to acceptance by Conor. Conor shall have no liability to Distributor with respect to purchase orders which are not accepted; provided, however, that Conor will not unreasonably reject any purchase order for Products that meets the requirements of this Section 2(a) and that does not request any modifications or additions to the Products.

(b) Pricing by Conor. If a purchase order is accepted in accordance with Section 2(a) above, the prices for Products covered by such purchase order shall be in U.S. dollars in accordance with the Product and Price List set forth in Exhibit A. Conor may from time to time amend Exhibit A to change those prices, such change being effective immediately upon Distributor’s receipt of notice thereof; provided, however, that no price change shall affect purchase orders offered by Distributor and accepted by Conor prior to the date such price change becomes effective.

(c) Pricing by Distributor. Distributor shall be free to establish its own pricing for Products sold. Distributor shall notify Conor of its pricing, as in effect from time to time.

2.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

(d) Limitations. The ultimate shipment of orders to Distributor shall be subject to the right and ability of Conor to make such sales and obtain required licenses and permits, under all decrees, statutes, rules and regulations of the government of the United States and agencies thereof presently in effect or which may be in effect hereafter.

(e) Distributor representations. Distributor hereby agrees: (i) to assist Conor in obtaining any required licenses or permits or complying with any other regulatory requirements in the Territory by providing all reasonably requested support, including but not limited to supplying such documentation or information as may be requested by Conor; (ii) to comply with such decrees, statutes, rules and regulations of the government of the United States and agencies thereof; (iii) to maintain the necessary records to comply with such decrees, statutes, rules and regulations; (iv) to not re-export any Products except in compliance with such decrees, statutes, rules and regulations; (v) to not sell, transfer, or otherwise dispose of the Products in violation of the export laws of the United States; and (vi) to indemnify and hold harmless Conor from any and all fines, damages, losses, costs and expenses (including reasonable attorneys’ fees) incurred by Conor as a result of any breach of this subsection or subsection (f) below by Distributor or any of Distributor’s customers.

(f) Export controls. Distributor hereby expressly acknowledges that the technical data and the direct product thereof are subject to export controls of the United States and agrees that neither the technical data nor the direct product thereof will be transferred, directly or indirectly, to any destination contrary to the requirements of the law of the United States, including but not limited to the terms of any export license and the terms of Part 774 (re-exports) of the U.S. Export Administration Regulations. Further, Distributor hereby provides its assurance that it will not participate in any transaction which may involve any commodity or technical data, or the direct product thereof, exported or to be exported from the United States, or in any re-export thereof, or in any other transaction that is subject to export controls of the United States, if a person denied export privileges from the United States may obtain any benefit from or have any interest in, directly or indirectly, these transactions.

(g) Packing and shipment. Unless Distributor requests otherwise, all Products ordered by Distributor shall be packed for shipment and storage in accordance with Conor’s standard commercial practices. It is Distributor’s obligation to notify Conor of any special packaging requirements (which shall be at Distributor’s expense). Risk of loss and damage to a Product shall pass to Distributor upon the delivery of such Product to the common carrier designated by Distributor FCA (Incoterms 2000). All claims for non-conforming shipments must be made in writing to Conor within [*] days of the passing of risk of loss and damage, as described above. Any claims not made within such period shall be deemed waived and released.

(h) Payments. All amounts due and payable with respect to a Product delivered by Conor in accordance with the preceding subsection shall be paid in full within [*] days after date of invoice covering such Product. All such amounts shall be paid in U.S dollars by wire transfer, to such bank or account as Conor may from time to time designate in writing. Whenever any amount hereunder is due on Business Day, such amount shall be paid on the next such Business Day. For the purpose of this Agreement, a “Business Day” shall mean a day on which banks in

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CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

San Francisco, California, and Dublin, Ireland are open for business. Amounts hereunder shall be considered to be paid as of the day on which funds are received by Conor or into Conor’s account. No part of any amount payable to Conor hereunder may be reduced due to any counterclaim, set-off, adjustment or other right which Distributor might have against Conor, any other party or otherwise.

(i) Letter of Credit. For each and every Distributor purchase order submitted according to Section 2 (a), Distributor shall deliver to Conor, as collateral for the full and faithful performance by Distributor of all of its obligations under this Agreement, an irrevocable and unconditional negotiable letter of credit (the “Letter of Credit”) in the amount of the purchase order (the “LC Amount”), payable at sight. Such Letter of Credit shall be issued by a solvent nationally recognized United States bank or financial institution with a long term debt rating of BBB or higher, (as rated by Standard & Poor’s) or Baa or higher (as rated by Moody’s Investors Service) that is under the supervision of the Superintendent of Banks of the State of California, or a National Banking Association, and that has a branch office in San Francisco, California, from which Conor may draw on such Letter of Credit. The Letter of Credit shall (i) remain valid and subject to the terms of this Section 2(i) for the term the Agreement, and if the Letter of Credit is replaced, renewed, or extended during the term of this Agreement, Distributor shall deliver a new Letter of Credit or certificate of renewal or extension to Conor at least [*] days prior to the expiration of the expiring Letter of Credit, without any action whatsoever on the part of Conor; (ii) be subject to the Uniform Customs and Practices for Documentary Credits, ICC Publication No. 500, (iii) be fully assignable by Conor; and (iv) permit partial draws. In addition to the foregoing, the form and terms of the Letter of Credit (and the bank issuing the same) shall be acceptable to Conor, in Conor’s sole discretion, and shall provide, among other things, that: (A) such Letter of Credit shall be irrevocable, unconditional, and payable at sight; (B) Conor, or its then managing agent, shall have the right to draw down an amount up to the face amount of the Letter of Credit upon the presentation to the issuing bank of Conor’s statement that such amount is due to Conor under the terms and conditions of this Agreement, it being understood that such statement shall be signed by any member of the senior management of Conor and; (C) the Letter of Credit will be honored by the issuing bank without inquiry as to the accuracy thereof and regardless of whether the Distributor disputes the content of such statement.

(j) Interest. All amounts due and owing to Conor hereunder but not paid by Distributor on the due date thereof shall bear interest (in U.S. dollars) at the rate of the lesser of: (i) [*] per annum above the then-current EURIBOR (European Interbank Offering Rate); and (ii) the maximum lawful interest rate permitted under applicable law. Such interest shall accrue on the balance of unpaid amounts from time to time outstanding from the date on which portions of such amounts become due and owing until payment thereof in full.

(k) Purchase order discrepancy. In the event of any discrepancy between any purchase order accepted by Conor and this Agreement, the terms of this Agreement shall govern.

(l) Principle ordering terms. Products shall be purchased and sold hereunder on the terms and conditions specified in Conor’s principle ordering terms, as set forth in Exhibit B. Conor shall have the right to modify such terms and conditions, on at least [*] days’ prior written notice to Distributor. In the event of any discrepancy between such terms and conditions and this Agreement, the terms of this Agreement shall govern.

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CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

3. OTHER OBLIGATIONS OF DISTRIBUTOR.

(a) Facilities and resources. Distributor shall employ competent and experienced service personnel, provide appropriate facilities and resources so as to render prompt and adequate service to the users of the Products in the Territory, and so as to comply with all of Distributor’s obligations under this Agreement. Distributor shall provide adequate and appropriate training to its staff concerning the Products.

(b) Promotional Materials. Distributor shall use sales and technical literature as well as promotional artwork and training materials provided by Conor. Distributor may alter such materials or develop any other materials in connection with the marketing and distribution of Products (including but not limited to product brochures and sales aids), subject to Conor’s review and written approval prior to any use of such materials. Conor shall retain all right, title and interest in and to such materials.

(c) Customer Service. Distributor shall provide customer service (including, but not limited to, taking orders, responding to customer inquiries, fulfilling requests for quotes on Product pricing, and forwarding Product complaints to Conor as legally required) on a timely basis and shall provide such assistance and information to customers as is reasonably requested by Conor.

(d) No debarred or disqualified persons. Distributor warrants that it shall not employ, contract with, or retain any person directly or indirectly to perform services under this Agreement if such person is (i) debarred by either the U.S. Food and Drug Administration under 21 U.S.C. § 335(a) or any equivalent law or regulation in the Territory, or (ii) disqualified as described in 21 C.F.R. § 812.119, or any equivalent law or regulation in the Territory. In the event that Distributor becomes aware of the debarment or disqualification of any person providing services to Distributor which relate to services being provided under this Agreement, Distributor agrees to notify Conor immediately.

(e) Translations. Distributor shall translate, at its own expense, all user and technical manuals, and advertising and marketing information into the languages of its customers and provide Conor with advance copies of all such materials for approval by Conor. Conor shall own such translations and related intellectual property rights, but Distributor has a non-exclusive right to use such translations during the term of this Agreement in connection with its activities pursuant to this Agreement.

4. CONOR’S OBLIGATIONS.

(a) Assistance. Conor shall provide Distributor with such marketing and technical assistance and free Product samples as Conor may in its discretion consider necessary to assist with the promotion of the Products.

5.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

(b) Training. Conor shall provide product launch training to Distributor’s personnel in connection with the marketing, sale, maintenance and support of the Products.

(c) Maintenance. Conor shall designate maintenance and support personnel to assist Distributor’s support personnel in providing maintenance and support services.

5. RELATIONSHIP OF THE PARTIES.

(a) Independent contractor. Distributor shall be considered to be an independent contractor. The relationship shall not be construed to be that of employer and employee, nor to constitute a partnership, joint venture or agency of any kind.

(b) Expenses. Distributor agrees to pay, and shall solely bear, all of its incurred expenses in connection with this Agreement, including without limitation all travel, lodging and entertainment expenses.

(c) Distributor not to enter contracts that bind Conor. Distributor shall have no right to enter into any contracts or commitments in the name of, or on behalf of, Conor, or to bind Conor in any respect whatsoever.

(d) No obligations to third parties. In addition, Distributor shall not obligate or purport to obligate Conor by issuing or making any affirmations, representations, warranties or guaranties with respect to the Products to any third party.

6. BEST EFFORTS.

(a) Distributor to use best efforts. Distributor agrees, for the term of and subject to the provisions of the term of this Agreement, to use its best efforts to promote and market the Products to the maximum number of customers in the Territory. Distributor and Conor shall mutually agree in writing on the sales promotion activities and performance objectives to be met by Distributor for Conor’s fiscal year. Distributor shall provide Conor with an annual analysis of the market, including market size, market share data, and competitive activities. Such information shall be provided to enable Conor in developing the global marketing and business plans for the mutual advantage of Distributor and Conor. Upon signing this Agreement, Distributor and Conor will jointly establish Distributor’s performance objectives for Conor’s fiscal year. The establishment of performance objectives will be repeated annually. The established performance objectives will become a part of this Agreement, and will be attached hereto as Exhibit C.

(b) Failure to use best efforts. Failure to meet any minimum established performance objectives shall constitute a material breach of this Agreement for the purposes of Article 14.

6.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

7. REPORTING.

(a) Customer reports. Distributor shall provide Conor with written quarterly reports, which shall include customer call reports, business trends, sales forecasts for the significant customers in the Territory, market forecasts and other reports requested by Conor.

(b) Adverse Event Reporting. Distributor shall notify Conor immediately of (i) all adverse comments or complaints by Distributor’s customers regarding the Products, including comments regarding the Products’ quality, stability, contamination, potency, condition, packaging, or any other attributes or defects, and (ii) all adverse events and adverse reactions that may be attributable to a customer’s use of the Products, whether or not Distributor can confirm that the event is actually associated with the Product, and whether or not Distributor can confirm that the event was due to improper dosing or other negligence on the part of the physician or patient. Distributor shall provide Conor with information regarding the reporting requirements in the Territory.

(c) Alleged Defects. In the event of an actual or alleged malfunction or defect of a Product, Distributor or its representatives or agents shall not make any statement as to the cause, prior to receiving Conor’s written analysis of such malfunction or defect, and shall thereafter make no statements contrary to or inconsistent with the results of such analysis.

(d) Product Recall. If either Party believes that a recall of any Products in the Territory is desirable or required by law in the Territory or elsewhere, it shall immediately notify the other Party. The Parties shall then discuss reasonably and in good faith whether such recall is appropriate or required and the manner in which such recall should be handled.

(e) Remedial Actions. It is Conor’s exclusive right to issue recalls, safety alerts, advisory notices or similar remedial actions with respect to the Products. In the event of such remedial action, Distributor will support and fully co-operate with Conor to comply with applicable laws and regulations, and Distributor will notify its customers and, upon Conor’s request, retrieve identified Products.

8. FIELD ASSISTANCE. Conor shall provide, in its discretion, appropriate field technical assistance to Distributor and Distributor’s customers.

9. TRADEMARKS, SERVICE MARKS AND OTHER INTELLECTUAL PROPERTY.

(a) Intellectual Property. Distributor may use Conor’s trade names, trademarks, service marks that are designated by Conor for each Product (the “Conor Intellectual Property”) on a non-exclusive basis in the Territory, only for the duration of this Agreement and solely in connection with selling, marketing and distributing the Products in accordance with this Agreement. Distributor shall, upon Conor’s request, cooperate with Conor in any action necessary or desirable to register with the appropriate governmental agencies any Conor trademark used or proposed to be used hereunder, and to protect any Conor trademark proposed to be used. Distributor shall not at any time do or permit any act to be done which may in any way impair the rights of Conor in the Conor Intellectual Property or the value of the Conor Intellectual Property.

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CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

(b) Quality Control. In order to comply with Conor’s quality control standards, Distributor shall: (i) use the Conor Intellectual Property in compliance with all relevant laws and regulations; (ii) accord Conor the right to inspect during normal business hours, without prior advance notice, Distributor’s facilities used in connection with efforts to store or sell the Products in order to confirm that Distributor’s use of such Conor Intellectual Property is in compliance with this provision; and (iii) not modify any of the Conor Intellectual Property in any way and not use any of the Conor Intellectual Property on or in connection with any goods or services other than the Products.

(c) Inventions. Any inventions made, developed, conceived, or reduced to practice by Distributor that relate to the Products (including any associated delivery systems), and any intellectual property relating thereto, shall be owned solely by Conor. Distributor hereby assigns and transfers to Conor all right, title, and interest in and to such inventions and related intellectual property and agrees to take all further acts reasonably required to evidence such assignment and transfer to Conor, all at Conor’s expense. Conor hereby grants to Distributor a nonexclusive, royalty-free, nontransferable, nonsublicenseable license to such improvements made by Distributor for uses other than in the Products and associated delivery systems.

(d) Notice of Intellectual Property Infringement. Distributor shall promptly notify Conor in writing of any patent or copyright infringement or unauthorized use of Conor trade secrets or trademarks in the Territory of which Distributor becomes aware. Conor shall have the exclusive right in its sole discretion to institute any proceedings against such third party in its name and on its behalf. Distributor shall cooperate fully with Conor in any legal action taken by Conor against such third parties, provided that Conor shall pay all expenses of such action and all damage relating to damage suffered personally by Conor which may be awarded or agreed upon in settlement of such action shall accrue to Conor.

10. COVENANT NOT TO COMPETE. During the term of this Agreement, Distributor shall not market directly or indirectly in the Territory any cobalt chromium stent or drug eluting stent products. In the event the Distributor breaches the terms of this Section 10, Distributor’s appointment as exclusive distributor of Products under Section 1(a) will convert to an appointment as a non-exclusive distributor of Products, which remedy shall not be exclusive of, and shall be in addition to, any other remedies available to Conor at law or in equity with respect to such breach.

11. LIMITED WARRANTY.

(a) Representations by Conor. As to all components of the Products manufactured by Conor, Conor warrants that, at the time of shipment, Product supplied by Conor hereunder (i) shall meet the Product specifications agreed to in writing by the parties, (ii) shall not be adulterated or misbranded within the meaning of the U.S. Food, Drug and Cosmetic Act (the “Act”) or other applicable laws that are equivalent thereto in the Territory, and in which the definitions of adulteration and misbranding are substantially the same as those contained in the Act, (iii) shall be manufactured in accordance with Good Manufacturing Practices as defined in the Act and the World Health Organization Guidelines; provided, however, that Conor shall not

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CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

be liable for any of the foregoing with respect to any product labeling or package inserts to be provided or used by Distributor, or any translation thereof, or for any noncompliance with the foregoing due to the handling or packaging of Product by Distributor.

(b) Limitations. Under no circumstances shall the warranties set forth in Section 11(a) apply to any Product which has been used with unapproved components or to any Product which has been customized or modified, damaged, reused, or misused. In the event that the warranties set forth in Section 11(a) are breached and Conor is responsible for such breach, Conor will replace the defective product at no cost to Distributor. THE PROVISIONS OF THE FOREGOING WARRANTIES ARE IN LIEU OF AN OTHER WARRANTY, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL (INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE). CONOR’S LIABILITY ARISING OUT OF THE MANUFACTURE, SALE OR SUPPLY OF THE PRODUCTS UNDER THIS AGREEMENT OR THE USE OR DISPOSITION OF PRODUCTS BY DISTRIBUTOR OR ITS CUSTOMER, WHETHER BASED UPON WARRANTY, CONTRACT, TORT OR OTHERWISE, SHALL NOT EXCEED THE ACTUAL PURCHASE PRICE PAID BY DISTRIBUTOR FOR THE PRODUCTS. IN NO EVENT SHALL CONOR BE LIABLE TO DISTRIBUTOR OR ANY OTHER PERSON OR ENTITY FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE DAMAGES) ARISING OUT OF THE MANUFACTURE, SALE OR SUPPLY OF THE PRODUCTS, EVEN IF CONOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

12. REPRESENTATIONS BY DISTRIBUTOR; DISTRIBUTOR COVENANTS.

(a) Distributor hereby represents and warrants to Conor that, as of the Effective Date:

(i) it is qualified and permitted to enter into this Agreement and that the terms of this Agreement do not conflict with and are not inconsistent with any other of its contractual obligations.

(ii) it is validly existing and in good standing as a corporation under the laws of India, and has all necessary corporate power to perform its obligations under this Agreement and its financial resources are sufficient to enable it to perform all of its obligations under this Agreement

(iii) it has not at any time in the past three (3) years been involved, and is not currently involved, in any litigation or disciplinary action relating to the sale of medical devices before a regulatory authority or under the laws of any country, and to its knowledge no such proceedings are anticipated to commence during the term of this Agreement;

(iv) it has sufficient personnel and capacity to perform its obligations under this Agreement; and

(v) it owns or controls sufficient rights for it to perform its obligations under this Agreement.

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CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

(b) Distributor hereby covenants that Distributor (a) shall store the Products in accordance with the storage specifications that Conor will provide in writing, and in accordance with all applicable laws, rules and regulations in the Territory, (b) shall distribute and ship the Products within the Territory in accordance with Conor’s packaging, shipping and distribution specifications for the Products that Conor will provide in writing, and in accordance with all laws, rules and regulations in the Territory, (c) shall not sell any Product with an expired shelf life, and shall dispose of any such expired Product in the manner required by Conor, and in accordance with all laws, rules and regulations in the Territory, (d) shall not adulterate or misbrand Products, or engage in any activity that could or does render Products adulterated or misbranded, and (e) shall maintain all necessary records for compliance with all laws, rules and regulations in the Territory.

13. INDEMNIFICATION IN FAVOR OF CONOR.

(a) Indemnification. Distributor shall indemnify, protect and save Conor, its Affiliates (as defined below) and all officers, directors, employees and agents thereof (hereinafter referred to as “Indemnitees”) harmless from all claims, demands, suits or actions (including attorneys’ fees incurred in connection therewith) which may be asserted against Conor for any kind of damages, including without limitation damage or injury to property or persons and incidental and consequential damages, which may be sustained by any third party or any of the Indemnitees arising out of or incident to the conduct of Distributor’s operations under this Agreement. For the purpose of this Agreement, “Affiliate” shall mean, with respect to a party, any company, natural person, partnership or other business entity that controls, is controlled by, or is under common control with such party, where the term “controls” denotes the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of an entity, or the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract, or otherwise (with correlative definitions for the terms “controlled by” and “common control”).

(b) Insurance. During the term of this Agreement and for four (4) years thereafter, Distributor shall maintain an insurance policy issued by a reputable insurance company, naming Conor as an additional insured, which policy shall insure against any and all claims, liabilities, costs or expenses resulting from or caused by (or claimed to be resulting from or caused by) any use or operation of any products sold by Distributor in the amount of at least [*] (U.S. dollars) per claim, and [*] (U.S. dollars) for claims in the aggregate.

14. TERMINATION.

(a) Term. The term of this Agreement shall begin on the later of: (i) the date upon which Conor executes this Agreement and (ii) the date upon which Distributor executes this Agreement (the later of such dates being referred to as the “Effective Date”). Unless terminated earlier pursuant to the terms of this Section, the term of this Agreement shall be three (3) years following the Effective Date, renewable for additional one (1) year terms on the mutual written

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agreement of the Parties. Approximately three (3) months prior to the expiration of this Agreement, the parties will discuss the possible extension or renewal of this Agreement, which will be based on a mutually acceptable performance objective.

(b) Termination. Conor may terminate this Agreement at any time upon ninety (90) days written notice to Distributor.

(c) Termination for material breach. Upon the occurrence of a material breach or default as to any obligation hereunder by either party and the failure of the breaching party to cure such material breach or default within thirty (30) days after receiving written notice thereof from the non-breaching party, this Agreement may be terminated by the non-breaching party by giving written notice of termination to the breaching party, such termination being immediately effective upon the giving of such notice of termination. Material breach includes, but is not limited to, (i) breach by Distributor of the provisions set forth in Article 1 above; (ii) impairment by Distributor of Conor’s rights in the Conor Intellectual Property, in violation of Article 9 above; and (iii) breach by Distributor of the Foreign Corrupt Practices Act, (iv) failure of Distributor to make any payments timely and in accordance with this Agreement, (v) failure to establish and maintain clinical specialists and a sales organization to adequately and effectively sell the Products within the Territory, (vi) failure to use best efforts or order minimum quantities in accordance with Section 6(a) and Exhibit C, (vii) engaging in any act that is detrimental to Conor, the Products, or Conor’s reputation, or (viii) any breach of any covenant, representation or warranty in this Agreement, including but not limited to Sections 2(e), 3(a), 5(b), 5(d) and Article 12.

(d) Change of Control of Distributor. In the event of a Change of Control of the Distributor, Conor may terminate this Agreement by giving written notice of termination to Distributor, such termination being immediately effective upon the giving of such notice of termination.

(e) Bankruptcy. Upon the filing of a petition in bankruptcy, insolvency or reorganization against or by either party, or either party becoming subject to a composition for creditors, whether by law or agreement, or either party going into receivership or otherwise becoming insolvent (the “Insolvent Party”), this Agreement may be terminated by the other party by giving written notice of termination to the Insolvent Party, such termination immediately effective upon the giving of such notice of termination.

(f) No compensation. In the event of a termination pursuant to any of subsections (b), (c), (d), or (e) above or upon expiration of this Agreement pursuant to subsection (a) above, Conor shall not have any obligation to Distributor, or to any employee of Distributor, for compensation or for damages of any kind, whether on account of the loss by Distributor or such employee of present or prospective sales, investments, compensation or goodwill. Distributor, for itself and on behalf of each of its employees, hereby waives any rights which may be granted to it or them under the laws and regulations of the Territory or otherwise which are not granted to it or them by this Agreement. Distributor hereby indemnifies and holds Conor harmless from and against any and all claims, costs, damages and liabilities whatsoever asserted by any employee, agent or representative of Distributor under any applicable termination, labor, social security or other similar laws or regulations.

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CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

(g) Payments owed on termination. Termination of this Agreement shall not affect the obligation of Distributor to pay Conor all amounts owing or to become owing as a result of Products tendered or delivered to Distributor on or before the date of such termination, as well as interest thereon to the extent any such amounts are paid after the date they became or will become due pursuant to this Agreement.

(h) Surviving provisions. Notwithstanding anything else in this Agreement to the contrary, the parties agree that Sections 2(e), 2(f), 3(b) and Articles 7 (as to Products sold during the term), 9, 13, 14, 15, 19, 20, 22, 24, 26, 27, 30, and 31 shall survive the termination or expiration of this Agreement, as the case may be, to the extent required thereby for the full observation and performance by any or all of the parties hereto.

15. SELL-OFF PERIOD; REPURCHASE OF INVENTORY.

(a) Sell-Off Period. Upon termination or expiration of this Agreement other than by Conor pursuant to Section 14(c) or Section 14(d), Distributor shall have the right to sell off its remaining inventory of Products on a non-exclusive basis for [*] after such termination or expiration or for so long as such inventory exists, whichever is shorter; provided, however, that Distributor shall comply with all terms and conditions of this Agreement, including those that restrict reselling activities, in effect immediately prior to termination or expiration. Distributor’s rights under this Section 15(a) are expressly subject to Conor’s option to repurchase Distributor’s inventory of Products, as set forth in Section 15(b).

(b) Option to repurchase. Upon either termination or expiration of this Agreement, as the case may be, Conor shall have the option to repurchase Distributor’s inventory of Products, which option must be exercised in writing within [*] days after such termination or expiration. If Conor so exercises such option, Conor shall repurchase Distributor’s inventory of Products that are saleable and in the original packages and unaltered from their original form and design, subject to Conor’s inspection, test, and acceptance.

(c) Repurchase price. Any such repurchase of Distributor’s inventory of Products shall be at [*]. Repurchased inventory shall be shipped by Distributor freight prepaid, according to Conor’s instructions. Conor shall pay Distributor for such repurchased Products within [*] days after Conor receives those Products in one of its facilities.

16. PUBLICITY. Distributor agrees that any publicity or advertising which shall be released by it in which Conor is identified in connection with the Products shall be in accordance with the terms of this Agreement and with any information or data which Conor has furnished in connection with this Agreement. Copies of all such publicity and advertising shall be forwarded promptly to Conor.

17. MODIFICATION. No modification or change may be made in this Agreement except by written instrument duly signed by Distributor and by a duly authorized representative of Conor.

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CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

18. ASSIGNMENT. Distributor may not assign all or any part of its rights and obligations under this Agreement to anyone without the prior written consent of the Conor. Conor may assign its rights and obligations under this Agreement to (a) any of its Affiliates, (b) any person or entity to whom Conor licenses or otherwise transfers the right to manufacture Product (subject to appropriate written notice to Distributor to facilitate any necessary change in Government Approvals), or (c) any person or entity with which Conor is merged or by which it is acquired or which purchases all or substantially all of its assets; provided that any such assignee agrees to abide and perform all Conor’s obligations and duties under this Agreement. Conor shall notify Distributor of any such assignment. Any prohibited assignment shall be null and void.

19. NOTICE. All notices given under this Agreement shall be in writing and shall be addressed to the parties at their respective addresses set forth below:

IF TO DISTRIBUTOR:

INTERVENTIONAL TECHNOLOGIES, PVT. LTD.,

Mumbai, India 201, Steel House, 2nd Floor 24,

Mahal Industrial Estate, Mahakali Caves Road,

Andheri(E) Mumbai-400 093 India

Fax: [*]

Attention: Vali Kasim

IF TO CONOR:

CONOR MEDSYSTEMS, INC.

1003 Hamilton Court

Menlo Park, CA 94025

Fax: [*]

Attention:CEO

Either party may change its address or its telecopy or fax number for purposes of this Agreement by giving the other party written notice of its new address or telecopy number. Any such notice if given or made by registered or recorded delivery international air mail letter shall be deemed to have been received on the earlier of the date actually received and the date [*] days after the same was posted (and in providing such it shall be sufficient to prove that the envelope containing the same was properly addressed and posted as aforesaid) and if given or made by telecopy transmission shall be deemed to have been received at the time of dispatch, unless such date of deemed receipt is not a Business Day, in which case the date of deemed receipt shall be the next such succeeding Business Day.

20. WAIVER. None of the conditions or provisions of this Agreement shall be held to have been waived by any act or knowledge on the part of either party, except by an instrument in

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CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

writing signed by a duly authorized officer or representative of the parties. Further, the waiver by either party of any right hereunder or the failure to enforce at any time any of the provisions of this Agreement, or any rights with respect thereto, shall not be deemed to be a waiver of any other rights hereunder or any breach or failure of performance of the other party.

21. VALIDITY. Distributor warrants that this Agreement is lawful and may be performed in accordance with its terms under all laws in force in India and all of the countries comprising the Territory at the time of execution of this Agreement. Conor and Distributor covenant and warrant that they will each advise the other of any changes in the respective laws of which they become aware which might or will impair the validity of all or any part of this Agreement.

22. CONSTRUCTION OF AGREEMENT AND RESOLUTION OF DISPUTES. This Agreement shall be interpreted in accordance with the commonly understood meaning of the English words and phrases hereof in the United States of America, and it and performance of the parties hereto shall be construed and governed according to the laws of California, without regard to conflicts of law principles that would provide for application of the law of a jurisdiction outside California. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods (CISG) does not apply to this Agreement.

(a) Right to judicial proceedings. Each party shall have the right to institute judicial proceedings against the other party or anyone acting by, through or under such other party, in order to enforce the instituting party’s rights hereunder through reformation of contract, specific performance, injunction or similar equitable relief.

(b) Jurisdiction. The parties irrevocably submit to the jurisdiction of the state and federal courts of Santa Clara County, California; provided, however, that nothing herein shall preclude either party from instituting proceedings against the other party or anyone acting by, through or under the other party in any place which may have jurisdiction for the purpose of protecting and enforcing such party’s rights either hereunder or pursuant to any other agreements, documents, instruments or otherwise.

(c) Service by mail. In the alternative, service of process may be made by postage prepaid registered or recorded delivery air-mail letter transmitted by either party to the other party at the address for notices set forth above for such other party with a duplicate copy sent by postage prepaid registered or recorded delivery air mail letter to the agent appointed by such other party hereunder.

(d) Waiver of objection. Each party hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding relating to this Agreement in Santa Clara County, California and further irrevocably waives any claim that Santa Clara County, California is not a convenient forum for any such suit, action or proceeding.

23. CONOR OFFICE IN THE TERRITORY. Conor may from time to time maintain a office at one or more locations in or near the Territory. Personnel associated with such office or offices shall be authorized to and may, from time to time, act on behalf of Conor and shall be entitled to exercise all of the rights of Conor under this Agreement. Such personnel shall be entitled to all

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information with respect to all matters relevant to Distributor’s performance under the Agreement, and Distributor shall at all times cooperate with such personnel with respect to all such matters.

24. CONFIDENTIALITY MAINTAINED.

(a) Proprietary Information. Distributor agrees that Conor has a proprietary interest in any information provided to Distributor by Conor, whether in connection with this Agreement or otherwise, whether in written or oral form, which is (i) a trade secret, confidential or proprietary information, and (ii) not publicly known (the “Proprietary Information”). Distributor shall disclose the Proprietary Information only to those of its agents and employees to whom it is necessary in order properly to carry out their duties as limited by the terms and conditions hereof. Both during and after the term of this Agreement, all disclosures by Distributor to its agents and employees shall be held in strict confidence by such agents and employees. During and after the term of this Agreement, Distributor, its agents and employees shall not use the Proprietary Information for any purpose other than in connection with Distributor’s sale and distribution of the Products in the Territory pursuant to this Agreement. Distributor shall, at its expense, return to Conor the Proprietary Information as soon as practicable after the termination or expiration of this Agreement. All such Proprietary Information shall remain the exclusive property of Conor during the term of this Agreement and thereafter. This Section 24(a) shall also apply to any consultants or subcontractors that Distributor may engage in connection with its obligations under this Agreement.

(b) Permitted disclosure. Notwithstanding anything contained in this Agreement to the contrary, Distributor shall not be liable for a disclosure of the Proprietary Information of Conor, solely to the extent that the information so disclosed: (i) was in the public domain at the time of disclosure without breach of this Agreement; or (ii) was known to or contained in the records of Distributor from a source other than Conor at the time of disclosure by Conor to Distributor and can be so demonstrated by competent written records; or (iii) was independently developed and is so demonstrated promptly upon receipt of the documentation and technology by Distributor; or (iv) becomes known to Distributor, without any restrictions on further disclosure, from a source other than Conor without breach of this Agreement by Distributor and can be so demonstrated by competent written records.

25. ENTIRE AGREEMENT. This Agreement, including all Exhibits and appendices hereto, supersedes and cancels any previous agreements or understandings, whether oral, written or implied, heretofore in effect and sets forth the entire agreement between Conor and Distributor with respect to the subject matter hereof.

26. NO RIGHTS BY IMPLICATION. No rights or licenses with respect to the Products or the Conor Intellectual Property are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement.

27. RESPONSIBILITY FOR TAXES. Taxes, whether in Indiaor any other country, now or hereafter imposed with respect to the transactions contemplated hereunder (with the exception of income taxes or other taxes imposed upon Conor and measured by the gross or net income of

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Conor) shall be the responsibility of Distributor, and if paid or required to be paid by Conor, the amount thereof shall be added to and become a part of the amounts payable by Distributor hereunder.

28. MODIFICATION OF PRODUCTS. Distributor may not customize, modify or have customized or modified any Product unless it obtains the prior written consent of Conor, which consent may be withheld in the sole discretion of Conor. Any unauthorized customizing or modification of any Product by Distributor or any third party shall relieve Conor from any obligation it would otherwise have had with respect to such Product under the warranties described herein.

29. FORCE MAJEURE.

(a) No liability for damages. Neither Conor nor Distributor shall be liable in damages, or shall be subject to termination of this Agreement by the other party, for any delay or default in performing any obligation hereunder if that delay or default is due to any cause beyond the reasonable control and without fault or negligence of that party; provided that, in order to excuse its delay or default hereunder, a party shall notify the other of the occurrence or the cause, specifying the nature and particulars thereof and the expected duration thereof; and provided, further, that within fifteen (15) calendar days after the termination of such occurrence or cause, such party shall give notice to the other party specifying the date of termination thereof. All obligations of both parties shall return to being in full force and effect upon the termination of such occurrence or cause (including without limitation any payments which became due and payable hereunder prior to the termination of such occurrence or cause).

(b) Cause beyond reasonable control. For the purposes of this Section, a “cause beyond the reasonable control” of a party shall include, without limiting the generality of the phrase, any act of God, act of any government or other authority or statutory undertaking, industrial dispute, fire, explosion, accident, power failure, flood, riot or war (declared or undeclared).

30. COMPLIANCE WITH LAWS. Each of Distributor and Conor covenants that all of its activities under or pursuant to this Agreement shall comply with all applicable laws, rules and regulations. In particular, but without limitation, Distributor shall be responsible for obtaining all licenses, permits and approvals which are necessary or advisable for sales of the Products in the Territory and for the performance of its duties hereunder.

31. SEVERABILITY. If any provision of this Agreement is declared invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of such court. The parties shall consult and use their best efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the intent of this Agreement.

16.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

32. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

33. PERFORMANCE BY AFFILIATES. The Parties recognize that Conor may perform some or all of its obligations, or exercise some of all of its rights, under this Agreement through one or more of its Affiliates. Any reference to Conor in this Agreement shall be deemed to include any such Affiliates of Conor so engaged by Conor as it deems appropriate in light of the particular facts and circumstances.

[SIGNATURE PAGE FOLLOWS]

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CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement.

DISTRIBUTOR:	INTERVENTIONAL TECHNOLOGIES, PVT., LTD.

	By:	/s/ Vali M. Kasim
	Name:	Mr. Vali M. Kasim
	Title:	Chairman & Managing Director

CONOR:	CONOR MEDSYSTEMS IRELAND, LTD.

	By:	/s/ Michael Boennnighausen
	Name:	Michael Boennighausen
	Title:	Representative for Conor Ireland

18.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

EXHIBIT A

PRODUCT CLASS AND PRICE LIST

Product	Price (US$)
Conor cobalt chrome stent without drug	[*]
Conor cobalt chrome stent with paclitaxel	[*]

Company may increase Product prices no more than [*] in any calendar year.

The Product prices are established in conjunction with Section 2 this agreement.

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CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

EXHIBIT B

PRINCIPLE ORDERING TERMS

1. V.A.T., Taxes and Duties. All prices quote exclude V.A.T., state, federal and governmental taxes and duties, and Interventional Technologies, Pvt., Ltd. (BUYER) will be liable for such taxes if applicable.

2. Delivery charges. All the prices, unless otherwise agreed between the parties, do not include delivery charges (prices are considered FCA –Incoterms 2000 Conor’s Plants). BUYER shall specify the carrier on each purchase order.

3. Purchase Orders. The BUYER shall submit purchase orders for the Products in writing which, at minimum, shall set forth:

(a)	an identification of the Products ordered (Conor’s catalog number);

(b)	quantity per each product;

(c)	requested delivery date

(d)	any special shipping and packaging instructions; and

(e)	shipping address.

4. Acceptance and Confirmation of Orders. On receipt of an order, a detailed proforma invoice (Order Confirmation) is faxed to the BUYER as an order acknowledgement.

5. Modifications of Orders. No accepted and confirmed purchase orders shall be modified or cancelled except upon the written agreement of both parties.

6. Quantities Required. Products to be purchased by the BUYER must be at least [*] per catalog number in order to facilitate the storage and shipping conditions of the Products.

7. Complete Orders. Purchase orders are considered shipped complete when the quantity invoiced is the same as the ordered quantity.

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EXHIBIT C

MINIMUM QUARTERLY PURCHASE ORDERS

(IN UNITS)

[*]

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